Exhibit 99.1

Hawthorn Bancshares Reports Third Quarter 2019 Financial Results

Jefferson City, Mo. — October 30, 2019  — Hawthorn Bancshares Inc. (NASDAQ: HWBK), today reported consolidated financial results for the Company for the quarter ended September 30, 2019.

Net income for the current quarter was $3.9 million, or $0.62 per diluted common share, compared to $3.5 million, or $0.56 per diluted common share, for the linked quarter ended June 30,  2019, and net income of $3.1 million, or $0.49 per diluted common share, for the quarter ended September 30, 2018. Included in the current quarter net income is an additional pretax gain on the sale of our Branson branch of $0.1 million ($0.1 million after tax), or $0.01 per diluted common share. Excluding this gain, non-GAAP net income for the current quarter was $3.8 million, or $0.61 per diluted common share.

The year-to-date annualized return on average common equity for the current year was 15.03%  (12.88% excluding the Branson branch sale gain) compared to 11.69% for the prior year and the annualized return on average assets was 1.09%  (0.93% excluding the Branson branch sale gain) compared to 0.75% for the prior year.

Commenting on earnings performance, Chairman David T. Turner said,  “Hawthorn continued to report increased earnings for the third quarter 2019 with increases of $0.05 and $0.12 in non-GAAP earnings per diluted common share compared to the prior linked quarter and prior year quarter, respectively. Year-to-date non-GAAP earnings have improved by $0.36 per diluted share, or 28%, primarily due to the $56.4 million, or 5.2%, increase in net loans from the prior year quarter-end coupled with the higher year-to-date net interest margin of 3.47% for the current year compared to 3.29% for the prior year. In addition, we have continued to maintain high loan quality as nonperforming loans to total loans was 0.41% at September 30, 2019, compared to 0.49% at December 31, 2018, and 0.56% at September 30, 2018.

Non-interest income of $2.4 million for the current quarter (excluding the Branson branch sale gain) was $0.3 million higher than the prior linked quarter and $0.1 million higher than the prior year quarter.  The improvement over the prior linked quarter was primarily due to a lower fair market value adjustment of mortgage servicing rights of $0.1 million and increases in service charge income and trust income of $0.1 million each. Non-interest expense of $9.6 million for the current quarter was $0.1 million below the prior linked quarter and $0.3 million below the prior year quarter. The decrease from the prior year quarter was mostly due to lower salaries and benefits of $0.2 million resulting from our reduction of 22, or 7.4%, in full-time equivalent staff since the quarter ended September 30, 2018 and reduced FDIC assessment expense of $0.2 million due to assessment credits received during the current quarter.”

Net Interest Income

Net interest income for the quarter ended September 30, 2019 was $12.4 million compared to $12.2 million for the quarter ended June 30, 2019, and $11.3 million for the quarter ended September 30, 2018. Loan volume slowed during the current quarter but average loans were still $51.6 million, or 4.7%, higher than the prior year quarter that contributed to the improved net interest income. The year-to-date net interest margin of 3.47% increased 8 basis points from the prior linked quarter and 18 basis points from the prior year quarter.

Non-Interest Income and Expense

Non-interest income for the quarter ended September 30, 2019 was $2.4 million compared to $2.1 million for the prior quarter ended June 30, 2019, and $2.4 million for the quarter ended September 30, 2018.  The net increase from the prior linked quarter of $0.3 million was primarily due to a $0.1 million decrease in in the fair market value adjustment of mortgage servicing rights and increases in service charge income and trust income of $0.1 million each.

Non-interest expense of $9.6 million for the current quarter decreased $0.1 million from the quarter ended June 30, 2019 and decreased $0.3 million for the quarter ended September 30, 2018. The decrease from the prior year quarter resulted from lower salaries and employee benefits expense of $0.2 million due to reductions in staff and reduced FDIC assessment expense of $0.2 million due to assessment credits received during the current quarter.

Allowance for Loan Losses

The Company’s level of non-performing loans was 0.41% of total loans at September 30, 2019 compared to 0.50% at June 30, 2019 and 0.56% at September 30, 2018.  For the quarter ended September 30, 2019, the Company recorded net charge-offs of $155,000, or 0.01% of average loans compared to net charge-offs of $212,000, or 0.02% of average loans for the quarter ended June 30, 2019, and net charge-offs of $104,000, or 0.01% of average loans for the quarter ended September 30, 2018.  The allowance for loan losses at September 30, 2019 was $12.2 million, or 1.06% of outstanding loans, and 255.79% of non-performing loans. At June 30, 2019, the allowance for loan losses was $11.9 million, or 1.03% of outstanding loans, and 203.48% of non-performing loans. At September 30, 2018, the allowance for loan losses was $11.4 million, or 1.02% of outstanding loans, and 180.86% of nonperforming loans. The allowance for loan losses represents management’s best estimate of probable losses inherent in the loan portfolio and is commensurate with risks in the loan portfolio as of September 30, 2019.

Financial Condition

Comparing September 30, 2019 balances with June 30, 2019, total assets decreased $21.6 million primarily due to a $48.7 million, or 4.1%, decrease in total deposits to $1.1 billion at September 30, 2019 partially offset by a $21.9 million increase in FHLB advances.  The decrease in deposits led to a corresponding decrease in investment securities of $31.0 million partially offset by an increase of $14.9 million in federal funds sold and other overnight interest-bearing deposits. During the same period, stockholders’ equity increased 3.1% to $112.8 million, or 7.8% of total assets. The total risk based capital ratio of 14.47% and the leverage ratio of 10.69% at September 30, 2019, respectively, far exceed minimum regulatory requirements of 8.00% and 4.00%, respectively.

[Tables follow]

FINANCIAL SUMMARY

(unaudited)

$000, except per share data

	Three Months Ended
	September 30,	June 30,	September 30,
Statement of income information:	2019	2019	2018
Total interest income	$15,925	$16,184	$14,751
Total interest expense	3,564	4,027	3,443
Net interest income	12,361	12,157	11,308
Provision for loan losses	450	250	250
Noninterest income	2,424	2,121	2,364
Investment securities (loss) gain, net	(40)	—	50
Gain on sale of branch, net	109	—	—
Noninterest expense	9,590	9,671	9,928
Pre-tax income	4,814	4,357	3,544
Income taxes	954	837	446
Net income	$3,860	$3,520	$3,098
Earnings per share:
Basic:	$0.62	$0.56	$0.49
Diluted:	$0.62	$0.56	$0.49

	For the Nine Months Ended
	September 30,
Statement of income information:	2019	2018
Total interest income	$48,023	$42,583
Total interest expense	11,876	9,493
Net interest income	36,147	33,090
Provision for loan losses	850	1,000
Noninterest income	6,637	6,970
Investment securities (loss) gain, net	(40)	256
Gain on sale of branch, net	2,183	—
Noninterest expense	29,149	30,138
Pre-tax income	14,928	9,178
Income taxes	2,882	1,083
Net income	$12,046	$8,095
Earnings per share:
Basic:	$1.92	$1.29
Diluted:	$1.92	$1.29

FINANCIAL SUMMARY (continued)

(unaudited)

$000, except per share data

	September 30,	June 30,	September 30,	December 31,
Key financial ratios:	2019	2019	2018	2018
Return on average assets (YTD)	1.09%	1.09%	0.75%	0.74%
Return on average common equity (YTD)	15.03%	15.74%	11.69%	11.45%

	September 30,	June 30,	September 30,	December 31,
	2019	2019	2018	2018
Allowance for loan losses to total loans	1.06%	1.03%	1.02%	1.02%
Non-performing loans to total loans (a)	0.41%	0.50%	0.56%	0.49%
Non-performing assets to loans (a)	1.53%	1.64%	1.76%	1.68%
Non-performing assets to assets (a)	1.22%	1.29%	1.35%	1.30%
Performing TDRs to loans (a)	0.23%	0.25%	0.29%	0.27%
Allowance for loan losses to non-performing loans (a)	255.79%	203.48%	180.86%	208.97%

(a) Non-performing loans include loans 90 days past due and accruing and nonaccrual loans.

	September 30,	June 30,	September 30,	December 31,
Balance sheet information:	2019	2019	2018	2018
Total assets	$1,449,338	$1,470,914	$1,448,650	$1,481,682
Loans, net of allowance for loan losses	1,139,340	1,145,060	1,082,983	1,134,975
Investment securities	187,480	218,514	236,924	223,880
Deposits	1,137,407	1,186,109	1,183,386	1,198,468
Total stockholders’ equity	112,814	109,380	93,133	99,414

Book value per share	$17.97	$17.43	$15.14	$15.86
Market price per share	$23.83	$26.80	$21.88	$20.22
Net interest spread (YTD)	3.15%	3.07%	3.06%	3.05%
Net interest margin (YTD)	3.47%	3.39%	3.29%	3.30%
Net interest margin (QTR)	3.64%	3.50%	3.31%	3.34%

Use of Non-GAAP Measures

Several financial measures in this press release are non-GAAP, meaning they are not presented in accordance with generally accepted accounting principles (GAAP) in the U.S. The non-GAAP items presented in this press release are non-GAAP net income, non-GAAP basic earnings per share, non-GAAP diluted earnings per share, non-GAAP return on average assets and non-GAAP return on average common equity. These measures include the adjustment to exclude the impact of the gain on the sale of our Branson branch that closed during the quarter ended March 31,

2019, which is non-recurring and not considered indicative of underlying earnings performance. The Company believes that the exclusion of this item provides a useful basis for evaluating the Company's underlying performance, but should not be considered in isolation and is not in accordance with, or a substitute for, evaluating performance utilizing GAAP financial information. The Company uses non-GAAP measures to analyze its financial performance and to make financial comparisons to prior periods presented on a similar basis. The Company believes that providing such adjusted results allows investors to better understand the Company's comparative operating performance for the periods presented. Non-GAAP measures are not formally defined by GAAP or codified in the federal banking regulations, and other entities may use calculation methods that differ from those used by the Company. The Company has reconciled each of these measures to a comparable GAAP measure below:

NON-GAAP FINANCIAL MEASURES

(unaudited)

$000, except per share data

	Three Months Ended
	September 30,	June 30,	September 30,
Statement of income information:	2019	2019	2018
Net income – GAAP	$3,860	$3,520	$3,098
Effect of net gain on branch sale (a)	(86)	—	—
Net income - Non-GAAP	$3,774	$3,520	$3,098
Earnings per share:
Basic – GAAP	$0.62	$0.56	$0.49
Effect of net gain on branch sale (a)	(0.01)	—	—
Basic - Non-GAAP	$0.61	$0.56	$0.49
Diluted – GAAP	$0.62	$0.56	$0.49
Effect of net gain on branch sale (a)	(0.01)	—	—
Diluted - Non-GAAP	$0.61	$0.56	$0.49

	For the Nine Months Ended
	September 30,
Statement of income information:	2019	2018
Net income - GAAP	$12,046	$8,095
Effect of net gain on branch sale (a)	(1,725)	—
Net income - Non-GAAP	$10,321	$8,095
Earnings per share:
Basic – GAAP	$1.92	$1.29
Effect of net gain on branch sale (a)	(0.27)	—
Basic - Non-GAAP	$1.65	$1.29
Diluted – GAAP	$1.92	$1.29
Effect of net gain on branch sale (a)	(0.27)	—
Diluted - Non-GAAP	$1.65	$1.29

(a) The pre-tax gain on the sale of the Branson Branch was $0.1 million and $0.1 million after tax for the three months ended September 30, 2019 and $2.2 million and $1.7 million after tax for the nine months ended September 30, 2019.

NON-GAAP FINANCIAL MEASURES (continued)

(unaudited)

$000, except per share data

	September 30,	June 30,	September 30,	December 31,
Key financial ratios:	2019	2019	2018	2018
Return on average assets (YTD) – GAAP	1.09%	1.09%	0.75%	0.74%
Effect of net gain on branch sale (a)	(0.16)%	(0.22)%	—%	—%
Return on average assets (YTD) - Non-GAAP	0.93%	0.87%	0.75%	0.74%
Return on average common equity (YTD) – GAAP	15.03%	15.74%	11.69%	11.45%
Effect of net gain on branch sale (a)	(2.15)%	(3.15)%	—%	—%
Return on average common equity (YTD) - Non-GAAP	12.88%	12.59%	11.69%	11.45%

(a) The pre-tax gain on the sale of the Branson Branch was $0.1 million and $0.1 million after tax for the three months ended September 30, 2019 and $2.2 million and $1.7 million after tax for the nine months ended September 30, 2019.

About Hawthorn Bancshares

Hawthorn Bancshares, Inc., a financial-bank holding company headquartered in Jefferson City, Missouri, is the parent company of Hawthorn Bank of Jefferson City with locations in the Missouri communities of Lee's Summit, Liberty, Springfield, Independence, Columbia, Clinton, Osceola, Warsaw, Belton, Drexel, Harrisonville, California and St. Robert.

Contact:

Hawthorn Bancshares Inc.
Bruce Phelps,

Chief Financial Officer

TEL: 573.761.6100
Fax: 573.761.6272
www.HawthornBancshares.com

Statements made in this press release that suggest Hawthorn Bancshares' or management's intentions, hopes, beliefs, expectations, or predictions of the future include "forward-looking statements" within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended. It is important to note that actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those projected in such forward-looking statements is contained from time to time in the  Company's quarterly and annual reports filed with the Securities and Exchange Commission.